Exhibit 15.1

 Deloitte UK

Hill House

1 Little New Street

London

EC4A 3TR

Tel: + +44(0)20 793 63000

www.deloitte.co.uk

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Numbers: 333-74703, 333-81400, 333-84044, 333-127660, 333-128619, 333-128621, 333-140798, 333-145751, and 333-149577 on Form S-8, and Registration Statement Numbers: 333-179685, and 333-179685-01 on Form F-3 and in Registration Statement Number: 333-108304 and 333-108304-01 on Form F-4 of our reports dated 30 April 2014, relating to the consolidated financial statements and financial statement schedules of RBS Holdings N.V. and subsidiaries appearing in the Annual Report on Form 20-F of RBS Holdings N.V. for the year ended December 31, 2013.

/s/ Deloitte LLP

30 April 2014